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Exhibit 5.1

        Brown, Winick, Graves, Gross,
Baskerville and Schoenebaum, P.L.C.
ATTORNEYS AT LAW
[LETTERHEAD]

April 21, 2003

The Board of Directors
United Wisconsin Grain Producers, L.L.C.
PO BOX 247
Richland Street
Friesland, Wisconsin 53935

        RE: 2003 Registration Statement

Dear Sirs:

        In connection with the proposed offer and sale of up to 27,500 units of the membership interests (the "Membership Units") of United Wisconsin Grain Processors, L.L.C. (the "Company"), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

  1.
  The Company's Articles of Organization;

  2.
  The Company's Operating Agreement;

  3.
  The Company's resolutions of the Board of Directors authorizing the issuance of units; and

  4.
  The Company's Registration Statement, as filed by United Wisconsin Grain Processors, L.L.C. with the United States Securities and Exchange Commission on April 22, 2003, as amended.

        In rendering our opinions we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) certificates and assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions.

        We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

        The opinions expressed herein shall be effective only as of the date of this opinion letter. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.

        Based on our examination and inquiry, we are of the opinion that, upon effectiveness of the Registration Statement, and when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), the Membership Units will be duly authorized, fully paid and non-assessable.

                      Very truly yours,

                      /s/  BILL HANIGAN

                      Bill Hanigan

WEH:tlk

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  Exhibit 5.1